CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF
                      SERIES D CONVERTIBLE PREFERRED STOCK
                                       OF
                          PENTHOUSE INTERNATIONAL, INC.
                              a Florida corporation

         The undersigned, Claude Bertrin and Stephen A. Weiss, certify that:

1. They are the duly acting Executive Vice President and an Assistant Secretary, respectively, of PENTHOUSE INTERNATIONAL, INC., a corporation organized and existing under the Corporation Code of the State of Florida (the "CORPORATION").

2. Pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant to the provisions of Section
607.0602 of the Florida Statutes, said Board of Directors, pursuant to a meeting held March 18, 2004, adopted a resolution establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's Series D Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that a series of Preferred Stock in the Corporation, having the rights, preferences, privileges and restrictions, and the number of shares constituting such series and the designation of such series, set forth below be, and it hereby is, authorized by the Board of Directors of the Corporation pursuant to authority given by the Corporation's Articles of Incorporation.

         NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes and determines the Determinations of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, a new series of Preferred Stock as follows:

         (a) DETERMINATION. The series of Preferred Stock is hereby designated Series D Convertible Preferred Stock (the "SERIES D PREFERRED STOCK").

         (b) AUTHORIZED SHARES. The number of authorized shares constituting the Series D Preferred Stock shall be four million (4,000,0000 shares of such series.

         (c) DIVIDENDS. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holder of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

         (d) LIQUIDATION PREFERENCE.

             (i) PREFERENCE UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each outstanding share of Series D Preferred Stock shall be entitled to be paid first out of the assets of the Corporation available for distribution to shareholders, whether such assets are capital, surplus or earnings, an amount equal to $1.00 (the "SERIES D PURCHASE PRICE") per share

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of Series D Preferred Stock held (as adjusted for any stock splits, stock dividends or recapitalizations of the Series D Preferred Stock) and any declared but unpaid dividends on such share, (A) after all payments shall be made to the holders of any outstanding shares of Series C preferred stock, $0.0025 par value per share and $10.00 liquidation value per share (the "SERIES C PREFERRED STOCK), (B) pari passu and contemporaneous with any payments that are required to be made to the holders of any outstanding shares of Series A preferred stock, $0.0025 par value per share and $1,000.00 liquidation value per share (the "SERIES A PREFERRED STOCK) and Series B preferred stock, $0.0025 par value per share and $1,000.00 liquidation value per share (the "SERIES B PREFERRED STOCK), and (C) before any payment shall be made to the holders of the Common Stock, or any other stock of the Corporation ranking junior to the Series D Preferred Stock with regard to any distribution of assets upon liquidation, dissolution or winding up of the Corporation in accordance with clause (v) of this paragraph
(d). The holders of the Series D Preferred Stock shall be entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution which is not sufficient to pay in full the aggregate of the amounts payable thereon. If, upon any liquidation, dissolution or winding up of the Corporation, after priority payments made in respect of the Series C Preferred Stock and partial pari passu payments made in respect of the Series A Preferred Stock and/or Series B Preferred Stock, the remaining assets to be distributed to the holders of the Series D Preferred Stock shall be insufficient to permit payment to such holders of the Series D Preferred Stock of the full preferential amounts aforesaid, then all of the remaining assets of the Corporation available for distribution to shareholders shall be distributed to the holders of outstanding shares of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock, on a pro-rata basis. Each holder of the Series D Preferred Stock shall be entitled to receive that portion of the assets available for distribution as the number of outstanding shares of Series D Preferred Stock held by such holder bears to the total number of shares of Series D Preferred Stock. Such payment shall constitute payment in full to the holders of the Series D Preferred Stock upon the liquidation, dissolution or winding up of the Corporation. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series D Preferred Stock, so as to be available for such payment, such holders of Series D Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

             (ii) CONSOLIDATION, MERGER AND OTHER CORPORATE EVENTS. A consolidation or merger of the Corporation (except into or with a subsidiary corporation or a corporation otherwise affiliated with The Vector Molina Investment Trust or any other affiliate of Dr. Luis Enrique Molina G.) or a sale, lease, mortgage, pledge, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation or any reclassification of the stock of the Corporation (other than a change in par value or from no par to par, or from par to no par or as the result of an event described in subsections
(iv) through (vii) of paragraph (f)), shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (d). In no event shall the issuance of new classes of stock, whether senior, junior or on a parity with the Series D Preferred Stock, be deemed a "reclassification" under or otherwise limited by the terms hereof.

             (iii) DISTRIBUTION OF CASH AND OTHER ASSETS. In the event of a liquidation, dissolution or winding up of the Corporation resulting in the availability of assets other than cash for distribution to the holders of the Series D Preferred Stock, the holders of the Series D

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Preferred Stock shall be entitled to a distribution of cash and/or assets equal to the value of the liquidation preference stated in subsection (i) of this paragraph (d), which valuation shall be made solely by the Board of Directors, and provided that such Board of Directors was acting in good faith, shall be conclusive.

             (iv) DISTRIBUTION TO JUNIOR SECURITY HOLDERS. After the payment or distribution to the holders of the Series D Preferred Stock of the full preferential amounts aforesaid, the holders of the Common Stock then outstanding, or any other stock of the Corporation ranking as to assets upon liquidation, dissolution or winding up of the Corporation junior to the Series D Preferred Stock, shall be entitled to receive ratably all of the remaining assets of the Corporation.

             (v) PREFERENCE; PRIORITY. References to a stock that is "SENIOR" to, on a "PARITY" with or "JUNIOR" to other stock as to liquidation shall refer, respectively, to rights of priority of one series or class of stock over another in the distribution of assets on any liquidation, dissolution or winding up of the Corporation. The Series D Preferred Stock shall be senior to the Common Stock of the Corporation, senior to any subsequent series of Preferred Stock issued by the Corporation, junior to the Corporation's Series C Preferred Stock and pari passu with the Corporation's outstanding Series A Preferred Stock and any shares of Series B Preferred Stock issued subsequent to the date hereof.

         (e) VOTING RIGHTS. Except as otherwise required by law, the holder of shares of Series D Preferred Stock shall not have the right to vote on matters that come before the shareholders.

         (f) CONVERSION RIGHTS. The holders of Series D Preferred Stock will have the following conversion rights:

             (i) RIGHT TO CONVERT. Subject to and in compliance with the provisions of this paragraph (f), any issued and outstanding shares of Series D Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and nonassessable shares of Common Stock at the conversion rate in effect at the time of conversion, determined as provided herein; PROVIDED, that a holder of Series D Preferred Stock may at any given time convert only up to that number of shares of Series D Preferred Stock so that, upon conversion, the aggregate beneficial ownership of the Corporation's Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of such holder and all persons affiliated with such holder is not more than 9.99% of the Corporation's Common Stock then outstanding.

             (ii) MECHANICS OF CONVERSION. Before any holder of Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Common Stock, and shall give written notice to the Corporation at such office that he elects to convert the same and shall state therein the number of shares of Series D Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder of Series D Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series D Preferred Stock to be converted, and the person or persons entitled to receive

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the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

             (iii) CONVERSION PRICE. The number of shares of Common Stock into which one share of Series D Preferred Stock shall be convertible shall be determined by dividing the Series D Purchase Price by the then existing Conversion Price, as defined below. The "CONVERSION PRICE" shall equal $0.11, subject to adjustment as set forth below in this paragraph (f).

             (iv) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time, or from time to time after the date shares of the Series D Preferred Stock are first issued (the "ORIGINAL ISSUE DATE"), effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately prior thereto shall be proportionately decreased, and conversely, if the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph (f)(iv) shall become effective at the close of business on the date the subdivision or combination becomes effective.

             (v) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                 (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                 (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; PROVIDED, HOWEVER, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter, the Conversion Price shall be adjusted pursuant to this paragraph (f)(v) as of the time of actual payment of such dividends or distributions.

             (iv) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of such Series D Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that

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they would have received had their Series D Preferred Stock been converted into
Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph (f) with respect to the rights of the holders of the Series D Preferred Stock.

             (vii) ADJUSTMENTS TO CONVERSION PRICE FOR CERTAIN DILUTING ISSUES.

                 (A) SPECIAL DEFINITIONS. For purposes of this paragraph
         (f)(vii), the following definitions apply:

                                (i) "OPTIONS" shall mean rights, options, or
             warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

                                (ii) "CONVERTIBLE SECURITIES" shall mean any
             evidences of indebtedness, shares (other than Common Stock and Series D Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                                (iii) "ADDITIONAL SHARES OF COMMON STOCK" shall
             mean all shares of Common Stock issued (or, pursuant to paragraph
             (f)(vii)(C), deemed to be issued) by the Corporation after the Original Issue Date; provided, that "Additional Shares of Common Stock" shall NOT mean or include any shares of Common Stock issued or issuable:

                                       1. upon conversion of shares of Series D
                                Preferred Stock;

                                       2. to officers, directors or employees
                                of, or consultants to, the Corporation pursuant to stock option or stock purchase plans or agreements on terms approved by the Board of Directors, but not exceeding, at any one time, more than five (5%) percent of the fully-diluted shares of Common Stock then issued and outstanding (net of any repurchases of such shares), subject to adjustment for all subdivisions and combinations;

                                       3. in connection with any acquisition,
                                joint venture or similar combination, as full or partial consideration for the assets, securities or properties of any other person, firm or corporation, whether by purchase, exchange, merger, consolidation or like combination;

                                       4. as a dividend or distribution on
                                Series D Preferred Stock; or

                                       5. for which adjustment of the Conversion
                                Price is made pursuant to paragraphs
                                (f)(iv)-(vi).

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                 (B) NO ADJUSTMENT OF CONVERSION PRICE. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to paragraph (f)(vii)(E) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

                 (C) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                                (i) no further adjustments in the Conversion
             Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                (ii) if such Options or Convertible Securities
             by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall effect Common Stock previously issued upon conversion of the Series D Preferred Stock);

                                (iii) Upon the expiration of any such Options or
             rights, the termination of any such rights to convert or exchange, or the expiration of any rights related to such Convertible Securities, the Conversion Price, to the extent in any way affected by or computed using such Options or Convertible Securities (unless such Options or Convertible Securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of (f)(vii)(D)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities that remain in effect) actually issued upon the exercise of such Options or rights related to such Convertible Securities.

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                                (iv) no readjustment pursuant to clause (ii) or
             (iii) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date, or (b) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

                 (D) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL
             SHARES OF COMMON STOCK. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to (f)(vii)(C)) without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series D Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

                 (E) DETERMINATION OF CONSIDERATION. For purposes of this
             paragraph (f)(vii), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (i) CASH AND PROPERTY: Such consideration shall:

                                       1. insofar as it consists of cash, be
                                computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                       2. insofar as it consists of property
                                other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                       3. in the event Additional Shares of
                                Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which

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                                covers both, be the proportion of such
                                consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

                                (ii) OPTIONS AND CONVERTIBLE SECURITIES. The
             consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to paragraph (f)(vii), relating to Options and Convertible Securities shall be determined by dividing

                                       1. the total amount, if any, received or
                                receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                       2. the maximum number of shares of Common
                                Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

             (viii) ADJUSTMENT FOR RECLASSIFICATION EXCHANGE OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series D Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this paragraph (f)), then and in each such event the holder of each share of Series D Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series D Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

             (ix) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph (f)) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other

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person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Series D Preferred Stock shall thereafter be entitled to receive upon conversion of such Series D Preferred Stock, the number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph (f) with respect to the rights of the holders of the Series D Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph
(f) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

             (x) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price or the securities issuable upon conversion of the Series D Preferred Stock, the Corporation shall compute such adjustment or readjustment in accordance herewith and the Corporation's Chief Financial Officer shall prepare and sign a certificate showing such adjustment or readjustment, and shall mail such certificate by first class mail, postage prepaid, to each registered holder of the Series D Preferred Stock at the holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

             (xi) NOTICES OF RECORD DATE. In the event of (A) any taking by the Corporation of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (B) any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation or any transfer of all or substantially all of the assets of the Corporation to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series D Preferred Stock at least 10 days prior to the record date specified therein, a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares, of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

             (xii) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series D Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Corporation's Common Stock on the date of conversion, as determined in good faith by the Board of Directors.

             (xiii) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock,

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

such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series D Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series D Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

             (xiv) NOTICES. Any notice required by the provisions of this paragraph (f) to be given to the holders of shares of Series D Preferred Stock shall be deemed given (A) if deposited in the United States mail, postage prepaid, or (B) if given by any other reliable or generally accepted means (including by facsimile or by a nationally recognized overnight courier service), in each case addressed to each holder of record at his address (or facsimile number) appearing on the books of the Corporation.

             (xv) PAYMENT OF TAXES. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series D Preferred Stock.

             (xvi) NO DILUTION OR IMPAIRMENT. The Corporation shall not amend its Articles of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, without the approval of a majority of the then outstanding Series D Preferred Stock.

         (g) NO REISSUANCE OF PREFERRED STOCK. Any shares of Series D Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be canceled, retired and eliminated from the shares of Series D Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth in the Articles of Incorporation or in any certificate of Determination creating a series of Preferred Stock or any similar stock or as otherwise required by law.

         (h) SEVERABILITY. If any right, preference or limitation of the Series D Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

3. The number of authorized shares of Preferred Stock of the Corporation is 20,000,000, and the number of shares of Series D Stock, none of which has been issued, is 4,000,000.

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         Each of the undersigned declares under penalty of perjury that the matters set out in the foregoing Certificate are true of his own knowledge. Executed at _______, __________, on this ___ day of March, 2004.


                                               _________________________________
                                               Name:    Claude Bertrin
                                               Title:   Executive Vice President



                                               _________________________________
                                               Name:    ______________________
                                               Title:   ______________________

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